U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2008

AMERICHIP INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	000-33127	98-0339467
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24700 Capital Blvd, Clinton Township, MI	48036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (586) 783-4598

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 2, 2008, the Board of Directors of AmeriChip International, Inc. appointed Michael A. Kaptein to serve until the next annual meeting of the Corporation’s shareholders or his or her earlier death, resignation or removal from office.

Mr. Kaptein’s biography is as follows:

Mr. Kaptein is currently a Managing Director of Canadian Business Counsellors Inc. which is one of the most active firms in Ontario, Canada for the merger and acquisition of privately held companies in the $1 - $20 million range. As a chartered accountant, Mr, Kaptein has over 25 years of extensive experience in the operation and sale of many types of businesses. He has bought, sold or started businesses in insurance, electrical, credit, software, and motion picture completion guarantees. Mr. Kaptein has also been a senior executive with full profit and loss responsibility in companies with gross sales ranging from $1 million to $250 million. Over the span of his career he has been involved in the evaluation and acquisition of many business opportunities in Canada. He has acted as a CFO and Operations VP of a major Canadian insurance company, served as an executive of a North American software company and an active owner of Electric Motor rebuilding business. Mr. Kaptein was also a significant fund raiser for United Way and other charities.

Item 9.01.	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICHIP INTERNATIONAL INC.

By:  /s/ Kenneth Mann

Kenneth Mann
President and Chief  Executive Officer

Date: July 10, 2008